UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 16, 2008

TRANSCEND SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-18217	33-0378756
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

One Glenlake Parkway, Suite 1325, Atlanta, GA 30328

(Address of principal executive offices, including zip code)

(678) 808-0600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 16, 2008, the Company reached a mediated settlement with Our Lady of the Lakes Hospital, Inc. (“OLOL”) related to a lawsuit filed against the Company on April 5, 2001. Under the settlement, OLOL agreed to release all claims, in contract and in tort, which were asserted or could have been asserted in the litigation against the Company. In return, the Company agreed to pay $130,000 to OLOL and to release all claims under its counterclaim against OLOL.

History of the Dispute

On April 5, 2001, OLOL filed a lawsuit against the Company. The lawsuit, styled “Our Lady of the Lakes Hospital, Inc. v. Transcend Services, Inc.,” was filed in the 19th Judicial District Court, Parish of East Baton Rouge, State of Louisiana, Civil Case Number 482775, Div. A. The lawsuit alleged, among other things, that the Company breached certain contracts entered into between OLOL and the Company, including a staffing and management servicing contract, a transcription platform agreement and a marketing agreement. On May 30, 2001, the Company filed a timely answer that generally denied all liability, and the Company filed a counterclaim against OLOL primarily seeking fees owed by OLOL for services performed by the Company and interest on unpaid invoices. All unpaid invoices were charged off against the allowance for doubtful accounts in 2001. OLOL subsequently added Transcend’s insurance carriers as defendants to the lawsuit and later lost a court decision and related appeal in that regard. During June 2006, OLOL amended its lawsuit to add a claim for misrepresentation and an additional breach of contract claim. On June 26, 2006, the Company responded by denying the allegations, and reasserting Transcend’s counterclaim against OLOL. On July 20, 2007, the Company and OLOL participated in a mediation session which did not result in resolution of the matter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Transcend Services, Inc.

Date: January 23, 2008	/s/ Lance Cornell
Lance Cornell
Chief Financial Officer
(Principal Financial Officer)